ROYAL MINES AND MINERALS CORP.
Suite 112, 2580 Anthem Village Dr.
Henderson, NV 89052
Tel: (702) 588-5973

June 14, 2012

PHOENIX PMX LLC
c/o McGuire, Craddock & Strother, P.C.
2501 N. Harwood, Suite 1800
Dallas, Texas 75201

Dear Sirs:

Re: Loan to Fund Proof of Process and Establish Pilot Plant

This will confirm our agreement with respect to Phoenix PMX LLC (“PPMX”) providing us with funding of up to $600,000 for the purposes of proving our proprietary licensed Cholla Process (the “Technology”) and to establish pilot operations utilizing the Technology at our plants in Scottsdale and Phoenix, AZ (the “Plants”).

We have represented to you that we own and/or hold under license a proprietary process for the recovery of gold from fly ash and other materials (the “Technology”). We have also represented to you that we have developed and demonstrated the Technology in Scottsdale.

PPMX has represented to us that it has possible access to investment capital necessary to support our operations to prove the Technology and establish pilot production at our Plants.

1.

PPMX will loan to us up to $600,000 in tranches of $100,000 per month commencing on or before June 20, 2012. Each tranche will be secured by a promissory note bearing interest at 8% payable 180 days from the date of advancement. At any time during the first three (3) months of our agreement, PPMX may elect to convert all or any portion of the funds advanced to that date into units on the basis of $0.05 per unit, with each unit consisting of one (1) share of our common stock and one (1) share purchase warrant exercisable to purchase another share of our common stock at a price of $0.10 per share for a period of one year from the date of issuance.

2.

PPMX will have the option, ninety (90) days following the first tranche of funding to elect not to proceed with the next three tranches of funding. If PPMX elects not to proceed, the total advanced and any interest accrued thereon will be converted into units on the basis set out above and PPMX will not be entitled to receive any further interest in the proceeds of the sale of gold from the Plants. If PPMX elects to proceed, PPMX will be obligated to complete the next three tranches.

3.

If PPMX elects to proceed, as set out in Paragraph 2, PPMX may, within 180 days following the sixth tranche, elect to convert all, but not less than all, of the principal and interest outstanding into units on the basis set out above and PPMX will not be entitled to receive any further interest in the proceeds of the sale of gold from the Plants.

4.

In consideration of PPMX providing the funding, PPMX shall be entitled to receive eighty percent (80%) of the after royalty amount received from the sale of gold recovered from the operation of the Plants until such time as PPMX has received 100% of the amount advanced (the “Payback Amount”) and thereafter shall be entitled to receive 60% of the after royalty amount obtained from the sale of gold recovered in the operation of the Plants. Upon the Payback Amount being reached, any remaining outstanding notes will be considered paid in full.

5.

Royal Mines shall license the Technology for use in the Plants and shall provide such of its personnel and expertise as may be necessary to construct and operate the Plants. The parties acknowledge that the use of the Technology is subject to a royalty of 3.75% of the gross revenues from the sale of gold produced (as noted above). Royal Mines shall also license the Technology to PPMX for use at the “Pemberton” mining site (see Exhibit A). This license will be subject to a royalty of 5% of the gross revenues from the sale of gold produced. The parties may agree to commission Royal Mines for further services.

6.

The $600,000 provided by PPMX will be expended in accordance with a budget to be agreed by us which will include twenty percent (20%) to be applied to our general overhead expenditures. All material decisions with respect to the development of the technology, the construction or modification of the plants and general business matters will be made by a management committee which will include a representative from PPMX.

7.

In the event that the Pilot Plant shall achieve commercial operation, PPMX will have the right to provide $5,000,000 of funding on the same terms and conditions for a full-scale plant; however, the funds advanced for the full-scale plant will not be convertible into securities of Royal Mines. PPMX will also have the first right of refusal to participate in any future plant developments, requiring financing up to $10,000,000, in North America within 36 months of signing this agreement. .

8.

We agree that we will not effect a reverse split of our common stock or issue more than 10% of the amount of shares of Royal Mines (other than shares issued on conversion of the convertible notes described above and on the exercising of already issued warrants and options) until six (6) months after the last tranche of funding is made under this Agreement.

9.

It shall be a condition precedent to the obligations of PPMX under this Agreement that PPMX has obtained commitments from investors to fund PPMX’s obligations within one week following execution of this Agreement. All investors will be accredited investors, as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and, if in Canada, as defined in National Instrument 45-106.

This letter Agreement will be governed by the laws of the State of Nevada.

This Letter Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same letter of intent.

If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below.

Yours truly,

ROYAL MINES AND MINERALS CORP.

Per:	/s/ K. Ian Matheson
K. Ian Matheson, President

Agreed and accepted as of the 14th day of June, 2012.

PHOENIX PMX LLC

Per:	/s/ Bill Kunzweiler
Bill Kunzweiler, Managing Member

EXHIBIT A

Pemberton Mining Site Lease Identifiers:
228606 – 840322 - 840323 - 840324 - 840226 - 840327 - 840328 - 575814 - 837092 - 842057 - 839294 -842049 - 831522 - 831521 - 839283 - 935590